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                                                                    EXHIBIT 22.1



                          SUBSIDIARIES OF THE COMPANY


Avalanche Solutions, Inc.
Razorfish Limited
Razorfish Los Angeles, Inc.
Razorfish San Francisco, Inc.
Razorfish Network AB